                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under
                Section 12(g) of the Securities Exchange
          Act of 1934 or Suspension of duty to File Reports Under
                Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.
                             Commission File Number
                                     0-23146

                           RedFed Bancorp Inc.
   Redlands Federal Bank 401(k) Plan (Formerly Redlands Federal Bank Profit
                              Sharing Plan)
 ----------------------------------------------------------------------------
          (Exact name of registrant as specified in its charter)

        300 East State Street, Redlands, California 92373 Tel: (909) 335-3551
 ----------------------------------------------------------------------------
             (Address, including zip code, and telephone number,
                   including area code, of registrant's
                       principal executive offices)

         Common Stock, Interests in the Redlands Federal Bank 401(k) Plan
 ----------------------------------------------------------------------------
         (Title of each class of securities covered by this Form)

                              None
 ----------------------------------------------------------------------------
           (Titles of all other classes of securities for which
                a duty to file reports under section 13(a)
                        or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
        Rule 12g-4(a)(1)(i)       [  ]        Rule 12h-3(b)(1)(ii)      [  ]
        Rule 12g-4(a)(1)(ii)      [  ]
        Rule 12g-4(a)(2)(i)       [  ]        Rule 12h-3(b)(2)(i)       [  ]
        Rule 12g-4(a)(2)(ii)      [  ]        Rule 12h-3(b)(2)(ii)      [  ]
        Rule 12h-3(b)(1)(i)       [  ]        Rule 15d-6                [X]

     Approximate number of holders of record as of the certification or
 notice date:                          0
             -----------------------------------------------------------------
         Pursuant to the requirements of the Securities Exchange Act of 1934 Golden State Financial Corporation as successor by merger to RedFed Bancorp Inc. and the Redlands Federal Bank 401(k) Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                             GOLDEN STATE FINANCIAL CORPORATION as
                             successor by merger to REDFED BANCORP INC. and to the REDLANDS FEDERAL BANK 401(K) PLAN


DATE:  May 21, 1999                BY: /s/ James R. Eller, Jr.
       ------------                    --------------------------
                                           James R. Eller, Jr.